UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

Date of Report (Date of Earliest Event Reported):

December 1, 2011

Commission file number: 001-33084

SUSSER HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	01-0864257
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4525 Ayers Street

Corpus Christi, Texas 78415

(Address of principal executive offices, including zip codes)

Registrant’s telephone number, including area code: (361) 884-2463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 1, 2011, Susser Holdings Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”), dated December 1, 2011, with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters named therein (the “Underwriters”). Pursuant to the Underwriting Agreement, the Company agreed to issue and sell, and the Underwriters have agreed to purchase for resale to the public, 3,500,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, at a public offer price of $21.75 per share. The Company also granted a 30-day option for the Underwriters to purchase up to an additional 525,000 shares of Common Stock. The offering of the Shares is expected to be completed on December 7, 2011.

The Company expects to receive net proceeds of approximately $72.0 million from the offering, after deducting underwriting discounts and commissions and estimated offering expenses, excluding the option granted to the Underwriters to purchase additional shares. The Company intends to use net proceeds from this offering for growth capital for new store development and general corporate purposes which may include opportunistic debt reduction, from time to time, based on market conditions.

The Offering was conducted pursuant to the Company’s registration statement on Form S-3 (File No. 333-177625).

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description

1.1	Underwriting Agreement, dated December 1, 2011, between Susser Holdings Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSER HOLDINGS CORPORATION

Date: December 5, 2011	By:	/s/ Mary E. Sullivan

		Name:	Mary E. Sullivan
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1	Underwriting Agreement, dated December 1, 2011, between Susser Holdings Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters named therein.